EXHIBIT 5.1

Steven M. Przesmicki +1 858 550 6070 przes@cooley.com

August 8, 2019

Dynavax Technologies Corporation

2100 Powell Street, Suite 900

Emeryville, CA 94608

Ladies and Gentlemen:

We have acted as counsel to Dynavax Technologies Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (i) 18,525,000 shares (the “Common Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), (ii) 4,840 shares of Series B Convertible Preferred Stock (the “Preferred Shares” and, together with the Common Shares, the “Shares”), par value $0.001 per share, which Preferred Shares are convertible into 4,840,000 shares of Common Stock and (iii) warrants to purchase up to 5,841,250 shares of Common Stock (together with the Shares, the “Securities”), pursuant to the Registration Statement on Form S-3 (No. 333-219781) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the related prospectus supplement dated August 8, 2019, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Sixth Amended Restated Certificate of Incorporation (as amended) and Amended and Restated Bylaws, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due execution and delivery of all documents other than by the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Securities, when sold in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, and the Securities will be fully paid and nonassessable.

COOLEY LLP    4401 EASTGATE MALL    SAN DIEGO, CA    92121

T: (858) 550-6000   F: (858) 550-6420   COOLEY.COM

Dynavax Technologies Corporation

August 8, 2019

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K for incorporation by reference into the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki

COOLEY LLP    4401 EASTGATE MALL    SAN DIEGO, CA    92121

T: (858) 550-6000   F: (858) 550-6420   COOLEY.COM